Contacts:  ClearOne Communications, Inc.
                    Investor Relations
                    (801) 303-3555

CLEARONE REPORTS FISCAL 2008 FOURTH QUARTER
AND FULL-YEAR FINANCIAL RESULTS

Salt Lake City, UT –August 4, 2008 – ClearOne Communications, Inc. (NASDAQ: CLRO) today reported financial results for the fourth quarter and fiscal year ended June 30, 2008.

Full Year Results
Revenue for fiscal 2008 amounted to $39.8 million compared with $39.9 million in fiscal 2007. Gross profit grew to $23.3 million, or 59% of revenue, from $22.1 million, or 56% of revenue, for the prior year period.  Income from continuing operations was $5.6 million compared with $4.8 million in the same period of fiscal 2007.  Net income was $5.7 million, or $0.52 per diluted share, compared with fiscal 2007 net income of $5.2 million, or $0.45 per diluted share, which included income from discontinued operations of $422,000, or $0.04 per diluted share.

Fiscal 2008 financial results included a $2.8 million income tax benefit due primarily to the reversal of a $4.1 million valuation allowance recorded against deferred tax assets.  In accordance with generally accepted accounting principles (GAAP), the company recorded the reversal in the fiscal 2008 fourth quarter due to its recent and sustained profitability.  Also included in fiscal 2008 operating expenses was a $3.3 million accrual for a contingent liability associated with the advancement of funds related to indemnification agreements with two former officers, whose trial has been scheduled for October 2008.

“While revenue remained steady year-over-year due largely to the slowdown in the U.S. economy, we made solid progress on several key operational areas,” said Zee Hakimoglu, president, chief executive officer and chairman of ClearOne.  “Our gross profit improved as a result of enhanced product cost efficiencies and selective channel price increases, and we significantly lowered our sales and marketing expenses.

“Looking ahead, we are planning a number of key new product launches in fiscal 2009 and expect our conferencing products to become an ever more appealing option for businesses looking to offset the effects of rising energy costs and expense and inconvenience of airline travel.  We also expect to further grow our international business, especially in Europe and Asia Pacific, which has developed into a significant portion of our sales mix.”

Fourth Quarter Results
Revenue for the fiscal 2008 fourth quarter decreased to $10.4 million from $11.0 million in the same quarter of last year.  Gross profit declined to $6.1 million, or 58% of revenue, from $6.6 million, or 60% of revenue, for the prior year period.  Income from continuing operations was $3.7 million compared with $2.1 million in the same quarter last year.  Net income was $3.7 million, or $0.36 per diluted share, which included a $1.2 million expense accrued for a contingent liability and the reversal of a $4.1 million valuation allowance recorded against deferred tax assets.  This compares with fiscal 2007 fourth quarter net income of $2.2 million, or $0.20 per diluted share, which included income from discontinued operations of $118,000.

The company repurchased approximately 222,000 shares of its common stock for $985,000 and 835,000 shares of its of common stock for $4.3 million during its fourth quarter and full-year ended June 30, 2008, respectively.

At June 30, 2008, the company had cash, cash equivalents, and investments of $20.5 million and no long-term debt.  In November 2007, the company posted a $908,000 bond with the United States District Court in conjunction with the Court’s grant of ClearOne’s motion for a preliminary injunction against WideBand Solutions, Inc, et al.  The bond was subsequently reduced to $210,000 by the Court, and the company expects to receive the difference of approximately $700,000 in November 2008.

The balance of the contingent liability associated with the advancement of funds related to the indemnification agreements with two former officers was approximately $1.5 million on June 30, 2008, which represents the probable amount that as of the date of the financial statements could be reasonably estimated of the company’s liability through trial.

During the third fiscal quarter, ClearOne reclassified its entire cost basis balance of auction rate securities (ARSs), $12.25 million, from short-term to long-term securities following failed auctions occurring since February 2008.  With the exception of a $25,000 redemption during the fiscal 2008 fourth quarter, the auctions continued to fail.  The company continues to hold these securities and the issuers are paying interest at the maximum contractual rate.  Based on current credit market conditions, it is likely that future auctions related to these securities will be unsuccessful in the near term.  At June 30, 2008, ClearOne determined there was a decline in the fair value of its ARS investments of about $1.1 million, which, in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and related guidance issued by FASB and the SEC, was deemed temporary and recognized as an unrealized loss in the other comprehensive income section of the Company’s statement of operations.  ClearOne believes that the underlying securities or collateral have not been affected and any lack of liquidity in its ARSs will not impact its ability to fund its operations.

About ClearOne
ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated.  Such forward-looking statements, including statements regarding the company’s ability to successfully commercialize newer products and enter new markets, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

Regulation G and other provisions of the securities laws regulate the use of financial measures that are not prepared in accordance with generally accepted accounting principles.  ClearOne believes these non-GAAP measures provide important supplemental information to investors. ClearOne uses these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. ClearOne believes that presenting financial information net of certain material non-recurring items such as litigation expenses associated with the indemnification of two former officers and the removal of a deferred tax valuation allowance, help facilitate period-to-period comparisons.  However, ClearOne does not, and you should not, rely on non-GAAP financial measures alone as measures of the company’s performance.  ClearOne believes that non-GAAP financial measures reflect an additional way of viewing aspects of its operations that – when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that it also provides in its news releases – provide a more complete understanding of factors and trends affecting the company’s business.  Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.
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FINANCIAL TABLES FOLLOW

CLEARONE COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars, except per share amounts)
(audited)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,327	$2,782
Marketable securities	5,922	19,871
Accounts receivable, net of allowance for doubtful accounts	7,238	8,025
of $87 and $54, respectively
Deposit, Bond for Preliminary Injunction	908	0
Note Receivable	43	163
Inventories, net	7,799	7,263
Income tax receivable	15	0
Deferred income taxes	2,828	0
Prepaid expenses and other assets	805	213
Total current assets	28,885	38,317

Long-term Securities	11,168	0
Property and equipment, net	2,554	2,694
Intangible Assets, net	47	0
Note Receiveable - long-term	0	43
Long-term deferred tax asset	1,639	0
Other assets	7	9
Total assets	$44,300	$41,063

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,187	$1,745
Accrued taxes	72	660
Accrued liabilities	3,600	1,874
Deferred product revenue	4,547	4,872
Total current liabilities	10,406	9,151

Deferred rent	700	855
Other long-term liabilities	1,054	619
Total liabilities	12,160	10,625

Total shareholders' equity	32,140	30,438
Total liabilities and shareholders' equity	$44,300	$41,063

CLEARONE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except per share amounts)
	Three Months Ended June 30,				Years Ended June 30,
	2008 GAAP	2008 Adjusting Items	2008 Non-GAAP (1)	2007 GAAP	2008 GAAP (audited)	2008 Adjusting Items	2008 Non-GAAP (1)	2007 GAAP (audited)

Revenue	$10,359	-	$10,359	$10,988	$39,752	-	$39,752	$39,861
Cost of goods sold	4,308	-	4,308	4,357	16,461	-	16,461	17,723
Gross profit	6,051	-	6,051	6,631	23,291	-	23,291	22,138

Operating expenses:
Sales & Marketing	1,853	-	1,853	2,080	6,673	-	6,673	7,791
Research and product development	1,936	-	1,936	1,753	7,070	-	7,070	7,535
General and administrative (2)	2,393	(1,224)	1,169	831	7,669	(3,274)	4,395	3,091
Total operating expenses	6,182	(1,224)	4,958	4,664	21,412	(3,274)	18,138	18,417

Operating income (loss)	-131	1,224	1,093	1,967	1,879	3,274	5,153	3,721

Total other income (expense), net	157	-	157	294	1,005	-	1,005	1,523

Income from continuing operations before income taxes	26	1,224	1,250	2,261	2,884	3,274	6,158	5,244

Benefit (Provision) for income taxes (3)	3,711	(4,144)	-433	-154	2,756	(4,144)	-1,388	-457
Income (loss) from continuing operations	3,737	(2,920)	817	2,107	5,640	(870)	4,770	4,787

Income from discontinued operations	0	-	0	118	16	-	16	422

Net income (loss)	$3,737	$(2,920)	$817	$2,225	$5,656	$(870)	$4,786	$5,209

Diluted earnings (loss) per common share from continuing operations	$0.36	(0.28)	$0.08	$0.19	$0.52	(0.08)	$0.44	$0.41

Diluted earnings per common share from discontinued operations	$0.00	-	$0.00	$0.01	$0.00	-	$0.00	$0.04

Diluted earnings (loss) per common share	$0.36	(0.28)	$0.08	$0.20	$0.52	(0.08)	$0.44	$0.45

Diluted weighted average shares outstanding	10,424,149	-	10,424,149	10,975,220	10,798,281	-	10,798,281	11,575,721

(1)  This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Please refer to the detailed discussion on SEC Regulation G included in this earnings release.

(2) The adjusting item reflects an accrual for a contingent liability associated with the advancement of funds related to indemnification agreements with two former officers
(3) The adjusting item reflects a $4.1 million reversal of a deferred tax valuation allowance

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